Exhibit 10.1

This Loan Agreement (this “Agreement”) is made on January 14, 2022 by and between Yonah Kalfa, a resident of Israel (“Lender”), and Slinger Bag Inc., a Nevada corporation (together with its affiliates, “Borrower”).

WHEREAS, Borrower requires a further infusion of U.S. $1,000,000 in cash (the “Loan”) in order to finance its operations and Lender wishes to provide the Loan, subject to the terms and on the conditions of this Agreement;

Now, therefore, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth, it is hereby agreed by and between the Parties hereto as follows:

1. Loan. Lender hereby agrees to lend ONE MILLION USD ($1,000,000) in immediately available funds to the Borrower on January 14, 2022 by wiring the same in accordance with instructions to be provided by the Borrower separately. Borrower agrees to accept $1,000,000 as a loan to be repaid in full by April 30, 2022 or such other date as may be accepted by the Lender in writing (including by email). The Loan shall bear interest at a rate of 8% per annum on the outstanding amount until repaid in full. Any payment of cash to be made by Borrower to Lender shall be applied first to accrued, but unpaid, interest and second to the outstanding principal.

2. Dividends or Distributions. The Parties agree that Borrower shall not be permitted to declare, make or pay any dividend or distribution unless and until the Loan is repaid in full.

3. Costs and Fees. Each Party will bear its own costs in connection with the entry into this Agreement and any payments to be made or received hereunder.

4. Amendments and Assignments. This Agreement may not be amended or assigned without the written consent of all Parties.

5. Further Assurances. Each party hereto agrees to execute, on request, all other documents and instruments as the other party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and affect the purposes of, this Agreement.

6. Governing Law and Jurisdiction. This Agreement shall be governed by the substantive law of the State of New York, without application of any conflict of laws principle that would require the application of the law of any other jurisdiction

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Slinger Bag Inc.

By:
Mike Ballardie
Chief Executive Officer
I have authority to bind the corporation

Agreed and

accepted:

Yonah Kalfa